LEASE held before witnesses that, in the end, subscribe, on the one hand the Ms. María TERESA LA SANTÍSIMA TRINIDAD of LA MORA COLLADO's, with Federal taxpayers registry number MOCT 361108-790, domiciled in Axayacatl no:118City of Sol Zapopan, Jal., who for the purposes of this contract is called the leasing company and moreover negotiation called the sports line PRINCE MEXICO, S.A. DE C.V., represented by LIC. SALVADOR López VILLASEÑOR, with federal taxpayer register number LOVS 770608-981, who called the LESSEE, both, of age, Mexicans working for hire, be bound personally and subjected to the tenor of the following:

CLAUSES

FIRST.-OBJECT-the leasing company shall deliver in lease to the LESSEE who receives by this concept, to its satisfaction, in the State in which it is located and with the inventory that is achieved in the tenth clause upstairs and two spaces for parking of the building marked with the number 3783 Street Quetzalcoatl of the Colonia city of the Sun of the municipality of Zapopan, Jalisco.

SECOND.-PRICE-the LESSEE pay the leasing company for concept of forward monthly rent from the date in which begins to be valid this agreement the amount of $11,000.00 (eleven thousand PESOS 00/100 M.N.), more value added tax.

The LESSEE AXAYÁCATL No. 118 of city of the Sun 45050 ZAPOPAN, JAL., pay the rent within first five calendar days following the date of payment. In the event that the tenant does not pay the rent at the place marked in the present contract, it will result to the leasing company requires the termination of the same.

Originated the untimely payment, moratorium interest at 3% (three percent) monthly on outstanding balances, payable by the LESSEE is enough that liquid rents owed. Also when the LESSEE incurs in arrears in the payment of their income, this is happening within 5 days to which it relates this clause is obliged to pay to the LEASER, expenses of collection at a rate of $50.00 (fifty PESOS 00/100 M.N.), monthly without prejudice that the leasing company demand termination that proceed.

THIRD-TERM-the term of this contract is 12 months and has its effect, from day 15 of June of 2012 to end on 15 may 2013 for that on this date the LESSEE returned to the lessor the possession of the estate object of the present contract.

If at the end of the contract the LESSEE continues to occupy the property, by reason or causes than, the lessor to pay monthly rent while the tenant does not vacate and return the leased property, with an increase 10% on income specified in this same contract percentage which increased the contract for the following year.

To effect 2143 of the Civil Code of the State of Jalisco in the part that refers to that the LESSEE must pay rent waiver expressly mandated by the article that corresponds to the time that exceeds the contract pursuant to which paid.

If the occupation of the property after the expiration of the term of the contract is against the will of the rental, the renter, you pay in addition to the monthly rent augmented as indicated in paragraph foregoing, by concept of penalty, each month and even unemployment and return of 50% (fifty per cent) of income property established the above based on the No.1309 articles1310 and 1313 of the Civil Code of the State of Jalisco.

FOURTH.-DESTINATION-the LESSEE spent the building a: offices, only leaving him strictly to change the object of the lease or give another end, or uses against morals and good customs.

Where the tenant violates provisions of this clause, it will result in termination of this agreement, which shall be responsible in union of the guarantor.

FIFTH.-EXTENSION-The LESSEE expressly waives the right of extension.

SIXTH.-ADAPTATIONS, CONSTRUCTIONS, MODIFICATIONS AND IMPROVEMENTS.-is forbidden to the LESSEE do variation in the property without prior consent in writing of the LEASER shall be that carried out for the benefit of this to the term of the contract unless the LEASER prefer that you resume them to the current state. For that case, the leasing company requested written withdrawal of the adaptations, constructions or improvements to the LESSEE, in which bring a reasonable time to carry out the foregoing. In the event that the tenant damaged the property matter of leasing undertakes to remedy the malfunction however slight that is. For this purpose, the LESSEE, to benefit conceived by articles 2003 and 2004 of the code of the State of Jalisco, since any improvement, it is useful, necessary or waiver ornate, entitled to claim indemnity or compensation of any nature.

SEVENTH.-will be borne by the LESSEE, repairs of electricity, plumbing, carpentry, in general all those that require the property during the time in which occupy it and according to the inventory contained in this contract.

EIGHTH.-TRANSFER AND RIGHT OF PREFERENCE-you is expressly forbidden to the LESSEE sub - lease in whole or in part, the property matter of the lease and shall not be entitled to cede, or total or partial rights arising under this agreement in their favor.

Also expressly disclaims the right of preference for both that relates the item 2026 of the Civil Code of the State of Jalisco, in the event that the owner want to alienate all or part of the same or any real or personal right that is. Breach of this clause will result in the termination of the contract.

NINTH.-HIRING OF LIGHT, TELEPHONE, PAYMENT OF WATER.-the tenant, hired directly with the corresponding companies services of electricity and telephone, taking charge of the timely payment of the same and forced to surrender to the leasing company the settlements or proof of payment to the current to return the property. The consumption of water and gas will be paid by the LESSEE.

TENTH.-CLAIMS-the leasing company not liable in any case or circumstance for theft, fire, gives us caused by penetration of water or others that cause gives us and prejudices to the LESSEE, their dependents or visitors.-it is prohibited to the LESSEE, associates and subordinates save, conserve or have under any title in the farm area of this contract, explosive materials or filmables, on the understanding that be liable directly of any risks that may arise and that data farm, for this reason, even in the case of force majeure or fortuitous event. In case this due to some accident occur regardless of the leasing company requires termination of the contract may require payment of gives us and prejudices.

TENTH FIRST.-GUARANTOR-FRANCIS ALEXANDER DUNCAN FORBES, who attends the celebration of this contract undertakes in favour of the leasing company as GUARANTOR of the LESSEE for compliance with each and every one of the obligations that contracts in this instrument and in particular those contained in the second clause, fourth, sixth, ninth and tenth sixth, lasting obligations enough day in which still completely unoccupied property is returned to the leasing company. Also the GUARANTOR has agreed to assume direct and several liability with the leasing company, which expressly disclaims the benefits of order exclusion and division referred to in articles 2143, 2425, 2426, 2433, and other relative of the Civil Code of the State of Jalisco.

TENTH SECOND.-DEPOSIT.-the tenant delivers to the leasing company the amount of $11,000.00 (Eleven thousand PESOS 00/100 M.N.) for deposit in warranty, which will be refunded, without interest, the day still current in the payment of their rents, return the property vacated to the leasing company, in the same condition it was received and upon verification that the refund is made in accordance with the inventory contained in this document with the only deterioration caused by moderate use. Is prerequisite for the return of the deposit the tenant surrendering the LEASER receipts evidencing has no debts with the gas, water, phone and light the building, etc.

If it caused damage to the building or there are outstanding payments, the concepts above, the amount of the deposit will be used, without prejudice to demand the LESSEE and the GUARANTOR differences, resulting in favour of the leasing company.

In case the time marked by the present contract are not met the amount marked as warranty passed in favour of the leasing company.

TENTH THIRD.-only renewal of the (s) will have obligation (s) to this contract when making record expressly and in writing which is the new obligation which substantially alter and to replace the old, so verbal agreements, will be held for any reason nor before witnesses, nor any other form of violation ordered in this clause.

TENTH FOURTH.-the HIRER expressly undertakes to serve the building moderately and form to the destination specified in this contract, and respecting the norms of coexistence that establish regulations corresponding municipal, in a way that it is forbidden to carry out activities which disturb the peace or quiet of his neighbors.

THENTH FIFTH.-INVENTORY.-

1. Complete glasses

2 Veneers on all doors with your keys.

3. Complete electrical installation.

4. Paint in good condition.

5. 2 bathrooms with WC and sink in good condition

6. Hydraulic facilities in good condition.

7 Kitchenette with sink in good condition

8 Doors and glass partitions, in perfect condition, (according to enclosed plan)

TENTH SIXTH.-If the LESSEE gives rise to judicial proceedings involving lawyers, still in negotiations private, for lack of compliance with their obligations in the contract and violate the clauses that they form, in any sense, will be responsible for costs they cause and is obliged to cover the fees of all this.

TENTH SEVENTH.-all the contracted parties expressly renounce the jurisdiction of his domicile and is submitted to the judges, laws and courts • of the city of Guadalajara, Jalisco, for any matter related to the interpretation and performance of this contract.

Is cause for termination of the contract, violation or breach of the parties agreed to in any of the clauses of this contract.

DECIMA EIGHTH.-"the parties ' established that on the assumption that "The LESSEE" fails to comply with the payment of the rent set forth above, you will incur in arrears, so it must pay in favour of “The landlord “an interest equivalent to 5% (five percent) monthly on outstanding balances."

Also, "The parties", agree that "The landlord", is empowered to proceed in the suspension of services that includes "The LOCAL", such as electricity, gas, water, as well as to prevent the entry of "The LESSEE" or persons authorized by him, to the rented area described in this document, without the need for resolution authority, and for which purpose, the simple omission in the payment of the income paid for "The HIRER".

TENTH NINTH.-TERMINATION-is expressly agreed and accepted "The parties", which will be cause for termination of this agreement, in addition to those identified as such at this document, failure or delay in the payment of monthly income, that's why "The landlord", will have the authority to unilaterally give by terminated this agreement, without the need for judicial declaration at the time that arises any breach that has to do with the purpose of this agreement, for which purpose with the sent to "The tenant" of a communiqué in which it finds the foregoing.

TWENTY FIRST.-judicial and extrajudicial costs.-in the case of breach to this contract from "The "" Tenant", will give rise to judicial or extrajudicial formalities with the intervention of lawyers, even in private efforts, this will be responsible for the costs and expenses that may cause, forcing to cover the fees of the lawyer's "The landlord" at the rate of the minimum payment equivalent to 3 (three) months of current monthly income.

THIS AGREEMENT EXTENDS IN THE CITY OF GUADALAJARA, JALISCO THE DAY JUNE 15, 2012 AND THE CONTRACTING PARTIES EXPRESS THAT READ HAVE AND HAVE IMPOSED THE CONTENTS OF THIS AGREEMENT AND OF THE. RIGHTS AND OBLIGATIONS AS IN THE ACQUIRE AS OBLIGATIONS.

THE LEASING COMPANY

/ S / Ms. Maria Teresa of the blessed

MS. MARIA THERESA OF THE HOLY

TRINITY OF THE MORA COLLADO

RFC: 361108790 MOCT

THE LESSEE-

/ S / Salvador López Villaseñor

SPORTS LINE PRINCE OF MEXICO

S.A. DE C.V.

LDP 080425-IY8

LIC. SALVADOR LÓPEZ VILLASEÑOR

GUARANTOR

/ S / Mr. Francis Alexander Duncan Forbes

MR. FRANCIS ALEXANDER DUNCAN FORBES